Exhibit 99.2

BANCTRUST FINANCIAL GROUP, INC.

AND

VISION BANCSHARES, INC.

ANNOUNCE PLANS FOR SALE

AND PURCHASE OF SUBSIDIARY

Mobile and Gulf Shores, Alabama, February 27, 2004 – W. Bibb Lamar, Jr., the President and Chief Executive Officer of BancTrust Financial Group, Inc. (Nasdaq: BTFG), and J. Daniel Sizemore, Chairman, President and Chief Executive Officer of Vision Bancshares, Inc. (VBAL.OB), are pleased to announce the signing of a definitive agreement whereby Vision would acquire BancTrust’s wholly owned Florida subsidiary, BankTrust of Florida (formerly Wewahitchka State Bank). BankTrust of Florida has three banking offices located in Wewahitchka, Port St. Joe and Port St. Joe Beach in the panhandle of Florida.

Commenting on the transaction, Mr. Sizemore stated: “This acquisition will complement our existing operations in Panama City and will enhance our Florida franchise.” Vision Bancshares operates two subsidiaries, Vision Bank in Gulf Shores, Alabama, and Vision Bank, FSB, in Panama City Florida.

The agreement provides for Vision to pay BancTrust $7.5 million in cash for all of the issued and outstanding shares of BankTrust of Florida. Completion of this transaction is subject to certain regulatory approvals and other contingencies contained in the purchase agreement. BancTrust will retain its recently acquired Florida subsidiary (the former CommerceSouth Bank), which operates 8 banking offices under the BankTrust name in Northwest Florida.

This press release contains “forward-looking” statements which state or express an opinion as to what may happen in the future. Any such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and occurrences may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, the discretion and authority of applicable regulatory bodies over the proposed transaction and numerous other factors set forth in the reports filed by BancTrust and Vision with the Securities and Exchange Commission. Neither BancTrust nor Vision is under any obligation (and each expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

BancTrust Financial Group, Inc.	Vision Bancshares, Inc.
F. Michael Johnson	J. Daniel Sizemore
Chief Financial Officer	President
251-431-7813	251-968-1001